Exhibit 99.1

Medizone International Announces Filing of Voluntary Chapter 7 Bankruptcy Proceeding

Kalamazoo, Michigan, May 8, 2018.  Medizone International, Inc. (OTCQB:MZEI), or Medizone, manufacturer of the AsepticSure® system, announced that it today has filed a voluntary petition in bankruptcy seeking liquidation of the Company pursuant to Chapter 7 of the United States Bankruptcy Code. The petition was filed in the United States Bankruptcy Court for the District of Nevada. It has been assigned case number 18-12662. Medizone is represented in the bankruptcy filing by Mathew C. Zirzow, Esq., of Larson Zirzow & Kaplan, LLC, Las Vegas, Nevada.

About Medizone International, Inc.

Medizone International, Inc. is focused on commercializing the AsepticSure® System, a superior disinfectant technology compared to conventional systems or practices.  The company developed the AsepticSure® System to combine oxidative compounds (O3 and H2O2) to produce a unique mixture of free radicals (H2O3 known as trioxidane) with much higher oxidative potential than ozone or hydrogen peroxide alone.  After securing broad IP protection for the use of trioxidane for both healthcare and non-healthcare facility disinfecting systems and bioterrorism applications, Medizone released its AsepticSure® System for use in Canada, and several other global markets.

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For more information, visit:
www.medizoneint.com
 Email: operations@medizoneint.com